NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749

LUFKIN INDUSTRIES RESUMES NORMAL OPERATIONS AT
ITS TEXAS MANUFACTURING FACILITIES

LUFKIN, Texas, September 18, 2008 – Lufkin Industries, Inc. (NASDAQ: LUFK) today reported that all of its Lufkin- and Houston-based manufacturing facilities – including power transmission products and oilfield pumping units, foundry castings and automation products – returned to full operations on Wednesday.
“We have no reason to believe at this point that the disruptions from Hurricane Ike will require a revision to current earnings-per-share guidance,” said John F. Glick, Lufkin’s President and Chief Executive Officer.  “We will continue to closely monitor any future impact that disruptions experienced by our suppliers and service and transportation providers could have on our operations, however.
“We are very fortunate that the storm damage to our facilities was minor.  Our employees have done a great job getting us back to normal operations quickly, even while many of them and their families continue to struggle with utility outages at home, damage to their property and other impacts of the storm,” he said.
Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

Forward Looking Statements
This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,”  “estimate” and “expect” are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to its ability to resume normal operations in a timely fashion and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. Actual results may vary materially.

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